EXHIBIT 99.1

Press Release
CLEAN HARBORS COMMENCES CASH TENDER OFFER
FOR UP TO $400,000,000 AGGREGATE PRINCIPAL AMOUNT
OF ITS OUTSTANDING 5.25% SENIOR NOTES DUE 2020

NORWELL, MASSACHUSETTS, June 14, 2017 - Clean Harbors, Inc. (NYSE: CLH) (“Clean Harbors,” the “Company” or “we”) has commenced an offer to purchase for cash up to $400,000,000 aggregate principal amount of the Company’s outstanding 5.25% Senior Notes due 2020 (the “Notes”) upon terms and subject to the conditions set forth in an Offer to Purchase dated June 14, 2017, and a related Letter of Transmittal.
Information relative to the tender offer is set forth in the table below.

Title of Security	CUSIP/ISIN Numbers	Principal Amount Outstanding	Tender Offer Consideration*	Early Participation Payment**	Total Consideration*
5.25% Senior Notes Due 2020	Unrestricted: 184496AJ6/ US 184496AJ69	$800,000,000	$965.75	$50.00	$1,015.75
144A: 184496AH0/ US 184496AH04
*	For each $1,000 principal amount of Notes, excluding any accrued and unpaid interest, which will be paid in addition to the Tender Offer Consideration or Total Consideration, as applicable.
**	For each $1,000 principal amount of Notes validly tendered on or prior to the Early Participation Date (as defined below).
The tender offer will expire at 11:59 p.m., New York City time on July 12, 2017, unless extended (such date and time, as the same may be extended, the “Expiration Date”). Holders of Notes who validly tender their Notes pursuant to the offer by 5:00 p.m., New York City time, on June 27, 2017, unless extended (such date and time, as the same may be extended, the “Early Participation Date”), will be paid, for each $1,000 principal amount of Notes accepted for purchase, cash in an amount equal to $1,015.75 (the “Total Consideration”), which includes an early participation payment of $50.00 per $1,000 principal amount of Notes accepted for purchase (the “Early Participation Payment”). Holders who validly tender their Notes after the Early Participation Date but prior to the Expiration Date will be paid, for each $1,000 principal amount of the Notes accepted for purchase, cash in an amount equal to the Total Consideration minus the Early Participation Payment, or $965.75 (the “Tender Offer Consideration”). Tendered Notes may be withdrawn at or prior to 5:00 p.m., New York City time, on June 27, 2017, unless extended.
Notes that are tendered and accepted for purchase at or prior to the Early Participation Date will be settled only on the date that we refer to as the “Initial Payment Date,” which will promptly follow the Early Participation Date. We currently expect the Initial Payment Date to be June 30, 2017. Notes that are tendered and accepted for purchase after the Early Participation Date but before the Expiration Date will be settled only on the date that we refer to as the “Final Payment Date,” which will promptly follow the Expiration Date. We currently expect the Final Payment Date to be July 14, 2017. If no additional Notes are tendered after the Early Participation Date, or if the tender offer is fully subscribed as of the Early Participation Date, there will be no Final Payment Date.
In addition to the applicable Tender Offer Consideration or the Total Consideration, as applicable, all Notes accepted for purchase will also receive accrued and unpaid interest on such Notes from the last interest payment date to, but not including, the Initial Payment Date or the Final Payment Date, as applicable.

Subject to the terms and conditions of the Offer to Purchase (and any amendments or supplements thereto), we will accept for payment only validly tendered Notes up to an aggregate principal amount of Notes equal to $400,000,000. If the aggregate principal amount of Notes validly tendered exceeds $400,000,000, proration will occur if we accept Notes for purchase pursuant to the Offer to Purchase. If the aggregate principal amount of Notes validly tendered as of the Early Participation Date is less than $400,000,000, Notes validly tendered after the Early Participation Date may be subject to proration, whereas Notes validly tendered at or prior to the Early Participation Date will not be subject to proration. If the aggregate principal amount of Notes validly tendered on or prior to the Early Participation Date equals or exceeds $400,000,000, we will not accept any Notes for purchase after the Early Participation Date, there will be no Final Payment Date and Notes tendered on or prior to the Early Participation Date will be subject to proration to the extent such tendered Notes exceed $400,000,000.
The Company will not be required to purchase any of the Notes tendered unless certain conditions have been satisfied, including the receipt of proceeds from a proposed Term Loan B facility debt financing on terms satisfactory to the Company in an amount that, together with available cash, will be sufficient to purchase $400,000,000 aggregate principal amount of Notes and pay any premium, accrued and unpaid interest and fees and expenses in connection therewith.
The Company reserves the right to increase the aggregate principal amount of Notes to be accepted at any time, subject to compliance with applicable law, which could result in purchasing a greater principal amount of Notes in the tender offer. There can be no assurance that we will exercise our right to increase the aggregate principal amount to be accepted.
The tender offer is not conditioned on any minimum amount of Notes being tendered but, if less than $400,000,000 principal amount of Notes are purchased through the tender offer on the Initial Payment Date, the Company expects to redeem, in accordance with the terms of the indenture which governs the Notes, Notes having an aggregate principal amount equal to any difference between $400,000,000 and the aggregate principal amount of the Notes repurchased through the tender offer on the Initial Payment Date. Under the indenture, the Notes may be redeemed on or after August 1, 2017 for 101.313% of their principal amount, plus accrued interest. However, there is no assurance that any such redemption will occur.
This announcement is not an offer to purchase or a solicitation of an offer to sell with respect to any Notes. Any offer to purchase the Notes will be made by means of the Offer to Purchase and related Letter of Transmittal. No offer to purchase will be made in any jurisdiction in which such an offer to purchase would be unlawful.
In connection with the tender offer, Clean Harbors has retained Goldman Sachs & Co. LLC as the Dealer Manager. Questions regarding the tender offer should be directed to the Dealer Manager at (800) 828-3182 (toll free) or (212) 357-1057 (collect). The complete terms and conditions of the offer are set forth in the Offer to Purchase and the related Letter of Transmittal, each dated June 14, 2017. Holders are urged to read those documents carefully. Requests for documents should be directed to Global Bondholder Services Corporation, the Information Agent for the tender offer, at (866) 794-2200 (toll free) or (212) 430-3774.
About Clean Harbors
Clean Harbors (NYSE: CLH) is North America’s leading provider of environmental, energy and industrial services. The Company serves a diverse customer base, including a majority of the Fortune 500, across the chemical, energy, manufacturing and additional markets, as well as numerous government agencies. These customers rely on Clean Harbors to deliver a broad range of services such as end-to-end hazardous waste management, emergency spill response, industrial cleaning and maintenance, and recycling services. Through its Safety-Kleen subsidiary, Clean Harbors also is North America’s largest re-refiner and recycler of used oil and a leading provider of parts washers and environmental services to commercial, industrial and automotive customers. Founded in 1980 and based in Massachusetts, Clean Harbors operates throughout the United States, Canada, Mexico and Puerto Rico. For more information, visit www.cleanharbors.com.

Safe Harbor Statement
Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions. Such statements may include, but are not limited to, statements about future financial and operating results, and other statements that are not historical facts. Such statements are based upon the beliefs and expectations of Clean Harbors’ management as of this date only and are subject to certain risks and uncertainties that could cause actual results to differ materially including, without limitation, those items identified as “risk factors” in Clean Harbors’ most recently filed Form 10-K and Form 10-Q. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements. Clean Harbors undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its filings with the Securities and Exchange Commission, which may be viewed in the “Investors” section of Clean Harbors’ website at www.cleanharbors.com.
Contacts

Investors:	Media:
Jim Buckley	Eric Kraus
SVP Investor Relations	EVP Corporate Communications & Public Affairs
Clean Harbors, Inc.	Clean Harbors, Inc.
781.792.5100	781.792.5100
Buckley.James@cleanharbors.com	Kraus.Eric@cleanharbors.com